Exhibit 17.1
MASON STREET FUNDS
c/o PROXY TABULA TABULATOR TOR
P..O. BOX 9112
FARMINGDALE, ARMINGDALE, NY 11735

THREE EASY WAYS TO VOTE YOUR PROXY
Read the Proxy Statement and have the Proxy card at hand.
TELEPHONE: Call 1-888-221-0697 and follow the simple instructions.
INTERNET: Go to www.masonstreetfunds.com and follow the on-line directions.
MAIL: Vote, sign, date and return your proxy by mail.
If you vote by Telephone or Internet, do not mail your proxy card, keep it for your files.

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned shareholders of the Mason Street Index 400 Stock Fund (the "Fund"), a series of the Mason Street Funds, Inc. (the "Corporation"), hereby appoint Mason G. Ross, Mark G. Doll, Kate M. Fleming and Michael W. Zielinski and each of them, true and lawful attorneys, with the power of substitution of each, to vote all shares of the Fund which the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Special Meeting") to be held on March 15, 2006, at 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 at 10:00 a.m. (Central
Time), and at any adjournment thereof.

The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this ballot. If no choice is indicated as to the item, this proxy will be voted affirmatively on the matter. Discretionary authority is hereby conferred as to all other matters as may properly come before the Special Meeting or any adjournment thereof.

PROPOSAL: To approve an Agreement and Plan of Reorganization pursuant to which Federated Mid Cap Index Fund, a portfolio of Federated Index Trust, would acquire all of the assets of the Mason Street Index 400 Stock Fund in exchange for Shares of Federated Mid Cap Index Fund to be distributed pro rata by the Mason Street Index 400 Stock Fund to its shareholders, in complete liquidation and termination of the Mason Street Index 400 Stock Fund.

     FOR          [   ]

     AGAINST[   ]

     ABSTAIN      [   ]




                                    YOUR VOTE IS IMPORTANT

                        Please complete, sign and return this card as soon as possible.




                                                Dated


                                                Signature




Please sign this proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.